Exhibit 10.5

Rentrak Corporation

Summary of Compensation Arrangements for Non-Employee Directors

Each non-employee director of Rentrak Corporation (“Rentrak”) who is independent (as defined in the corporate governance standards of The Nasdaq Stock Market) is paid an annual retainer of $30,000. In addition, the chair of the Compensation Committee and the chair of the Nominating and Governance Committee each receive a $3,000 annual retainer, the chair of the Audit Committee receives a $5,000 annual retainer, and each other independent director who serves on the Audit Committee receives a $2,500 annual retainer. Non-employee directors are also paid $1,200 for each board meeting attended in person. After an independent director has attended four committee meetings that were not held at the same time as a board meeting, the director is paid $600 for each subsequent committee meeting attended in person or by telephone. The Chairman of the Board (who is neither an employee nor independent) receives an annual cash retainer of $50,000 in lieu of any other compensation for his services in that position. Rentrak also reimburses non-employee directors for their travel expenses for each meeting attended in person.

Beginning in August 2010, each independent director will be granted $100,000 of deferred stock units (“DSUs”) at or about the time of each annual meeting of shareholders under Rentrak’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”). The DSUs represent the right to receive an equal number of shares of Rentrak’s Common Stock pursuant to the terms and conditions of the 2005 Plan on a deferred basis in compliance with the terms of Section 409A of the Internal Revenue Code, as amended. The number of DSUs covered by each grant will be determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number.

The DSUs will vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues to be a director at the end of the applicable month. Unvested DSUs will also fully vest upon termination of the recipient’s service on the Board as a result of death, disability, after reaching age 75, or upon a change in control of Rentrak during the vesting period. Vested DSU awards become payable following the recipient’s ceasing to be a director of Rentrak.

Awards prior to 2010 generally were for 9,000 DSUs per year. The DSU awards granted in 2006 and 2007 vested on the one-year anniversary of the grant date, while DSUs granted in 2008 and 2009 vest in three equal annual installments beginning one year after the grant date, provided that the recipient continues to be a director on the vesting date.